UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 2, 2018

GSV CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Maryland	1-35156	27-4443543
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2925 Woodside Road

Woodside, CA 94062

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 235-4769

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On February 5, 2018, GSV Capital Corp. (the “Company”) announced that GSV Asset Management, LLC, the Company’s investment adviser (the “Adviser”), has agreed to reduce the fees payable under the Amended and Restated Investment Advisory Agreement, dated March 8, 2013, between the Company and the Adviser (the “Advisory Agreement”). The terms of this fee reduction have been set forth in a fee waiver agreement, dated February 2, 2018 (the “Waiver Agreement”), which has been executed by the Adviser and delivered to Company’s Board of Directors.

As described more fully below, the Waiver Agreement changes the fee structure set forth in the Advisory Agreement by: (i) reducing the Company’s base management fee from 2.00% to 1.75%; and (ii) creating certain high-water marks that must be reached before any incentive fee is paid to the Adviser. In addition to the foregoing changes to the fee structure, pursuant to the Waiver Agreement the Adviser has agreed to forfeit $5.0 million of its previously accrued but unpaid incentive fees, and to waive base management fees on cash balances until the Company’s 5.25% Convertible Senior Notes due 2018 (the “2018 Notes”) mature or are retired.

Base Management Fee

Under the Advisory Agreement, the Adviser was heretofore entitled to a base management fee of 2.00% of the Company’s gross assets, calculated based on the average value of the Company’s gross assets at the end of the two most recently completed calendar quarters, payable monthly in arrears. Pursuant to the Waiver Agreement, effective February 1, 2018, the base management fee will be reduced to 1.75% of the Company’s gross assets. The base management fee will be calculated based on the average value of the Company’s gross assets at the end of the two most recently completed calendar quarters, and appropriately adjusted for any equity or debt capital raises, repurchases or redemptions during the current calendar quarter. The base management fee for any partial month or quarter will be appropriately prorated.

In addition, because the 2018 Notes mature on September 15, 2018, the Company is currently carrying a larger cash balance than it would in the ordinary course of its business. As a result, under the Waiver Agreement, the Adviser has agreed to waive its base management fee on any cash balances effective as of February 1, 2018 until the 2018 Notes mature (September 15, 2018), or the date that all the 2018 Notes have been repurchased or redeemed, whichever is earlier.

Incentive Fee

Under the Advisory Agreement, the Adviser’s incentive fee is determined and payable in arrears as of the end of each calendar year and equals the lesser of (i) 20% of the Company’s realized capital gains during such calendar year, if any, calculated on an investment-by-investment basis, subject to a non-compounded preferred return, or “hurdle,” and a “catch-up” feature, and (ii) 20% of the Company’s realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fees. For purposes of determining the incentive fee, the Company’s realized capital gains from each investment, expressed as a non-compounded annual rate of return on the cost of such investment since the Company initially acquired it, is compared to a hurdle rate of 8.00% per year. The Company pays the incentive fee only on any realized capital gains from an investment that exceeds the hurdle rate. The Company calculates the amount of the incentive fee payable to the Adviser with respect to the Company’s realized capital gains from each investment as follows:

i)	No incentive fee is payable on the amount of any realized capital gains from an investment that, when expressed as a non-compounded annual rate of return on the cost of such investment since the Company initially acquired it, does not exceed the hurdle rate of 8.00% per year.

ii)	The Company includes in the incentive fee 100% of the amount of any realized capital gains from an investment that, when expressed as a non-compounded annual rate of return on the cost of such investment since the Company initially acquired it, exceeds the hurdle rate of 8.00% per year but is less than a rate of 10.00% per year.

iii)	The Company includes in the incentive fee 20% of the amount of any realized capital gains from an investment that, when expressed as a non-compounded annual rate of return on the cost of such investment since the Company initially acquired it, exceeds a rate of 10.00% per year.

Pursuant to the Waiver Agreement, in addition to the aforementioned “hurdle” feature in the incentive fee, the Adviser has agreed to additional conditions on its ability to receive an incentive fee. Specifically, the Waiver Agreement provides that an incentive fee earned by the Adviser under the Advisory Agreement shall be payable to the Adviser only if, at the time that such incentive fee becomes payable under the Advisory Agreement, both the Company’s stock price and its last reported net asset value per share are equal to or greater than $12.55 (the “High-Water Mark”). The High-Water Mark is based upon the volume weighted average price (VWAP) of all the Company’s equity offerings since its initial public offering, less the dollar amount of all dividends paid by the Company since inception. Upon such time that the High-Water Mark is achieved, and the Adviser is paid an incentive fee, a new High-Water Mark will be established. Each new High-Water Mark will be equal to the most recent High-Water Mark, plus 10.0%. Any High-Water Mark then in effect will be adjusted to reflect any dividends paid by the Company or any stock split effected by the Company.

In addition, as of September 30, 2017 the Adviser has accrued approximately $9.6 million in incentive fees that have not yet become payable under the Advisory Agreement. Pursuant to the Waiver Agreement, the Adviser has agreed to forfeit $5.0 million of such amount.

For the avoidance of doubt, after these changes take effect, under no circumstances will the aggregate fees earned by the Adviser in any quarterly period be higher than those aggregate fees that would have been earned prior to the effectiveness of the Waiver Agreement.

The foregoing description of the Waiver Agreement is a summary and is qualified in its entirety by the terms of the Waiver Agreement, a copy of which is filed as Exhibit No. 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

The Company issued a press release on February 5, 2018 to announce the Waiver Agreement, a copy of which is attached hereto as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Waiver Agreement from GSV Asset Management, LLC to GSV Capital Corp., dated February 2, 2018

99.2	Press release dated February 5, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2018	GSV CAPITAL CORP.

	By:	/s/ William F. Tanona
William F. Tanona President, Chief Financial Officer, Treasurer and Corporate Secretary